Exhibit 8.1

HUNTON & WILLIAMS LLP RIVERFRONT PLAZA, EAST TOWER 951 EAST BYRD STREET RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

February 14, 2011

Cypress Sharpridge Investments, Inc.

437 Madison Avenue, 33rd Floor

New York, New York 10022

Cypress Sharpridge Investments, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Cypress Sharpridge Investments, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) dated February 10, 2011, to a prospectus (the “Prospectus”) filed with the Securities and Exchange Commission on June 14, 2010, and declared effective on June 22, 2010, as part of a registration statement on Form S-3 (File No. 333-167499), as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 23,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

The Company owns interests in residential mortgage-backed securities and subordinated tranches of asset-backed securities, including collateralized debt obligations.

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Amendment and Restatement;

2.	the Registration Statement, the Prospectus and Prospectus Supplement filed as a part of the Registration Statement;

3.	the TRS elections for Sharpridge TRS, Inc. (dissolved on December 31, 2009) and CS Alternatives TRS, Inc. (dissolved on February 19, 2009); and

Cypress Sharpridge Investments, Inc.

February 14, 2011

4.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its taxable year ending December 31, 2011, and future taxable years, the Company will operate in a manner that will make the representations contained in a certificate, dated the date hereof and executed by duly appointed officers of the Company (the “Officers’ Certificate”), true for such years, without regard to any qualifications as to knowledge or belief;

3. the Company will not make any amendments to its organizational documents after the date of this opinion that would affect the Company’s qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4. no action will be taken by the Company after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness, without regard to any qualification as to knowledge or belief, of the factual representations and covenants contained in the Officers’ Certificate and the factual matters discussed in the Prospectus and in the Prospectus Supplement that relate to the Company’s status as a REIT. We are not aware of any facts that are inconsistent with the representations contained in the Officers’ Certificate. Furthermore, where the factual representations in the Officers’ Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Regulations, the published rulings of the Service, and other relevant authority.

Based on the documents and assumptions set forth above, the representations and covenants set forth in the Officers’ Certificate, and the factual matters discussed in the

Cypress Sharpridge Investments, Inc.

February 14, 2011

Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations” (which are incorporated herein by reference), we are of the opinion that:

(a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2006 through December 31, 2010, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT under the Code for its taxable year ending December 31, 2011 and thereafter; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Additional Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officers’ Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this opinion letter or the Officers’ Certificate.

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is rendered to you, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Cypress Sharpridge Investments, Inc.

February 14, 2011

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus and the captions “Additional Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton & Williams LLP